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                                                             Sub-Item 77 Q 1 (a)

                                AMENDMENT NO. 18
                       TO THE SECOND AMENDED AND RESTATED
                      AGREEMENT AND DECLARATION OF TRUST OF
           AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

     This Amendment No. 18 (the "Amendment") to the Second Amended and Restated Agreement and Declaration of Trust of AIM Counselor Series Trust (Invesco Counselor Series Trust) (the "Trust") amends, effective as of April 1, 2011, the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the "Agreement").

     Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

     WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;

     NOW, THEREFORE, the Agreement is hereby amended as follows:

  1. Section 3.2 is amended to read as follows:

     Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than sixteen (16).

  2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

  3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of April 1, 2011.

                                           By:    /s/ John M. Zerr
                                           Name:  John M. Zerr
                                           Title: Senior Vice President